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                                                                     Exhibit 4.4


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SUPERIOR TELECOM INC.



         The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

         FIRST:   The name of the corporation is:

                  Superior TeleCom Inc.

         SECOND: The corporation hereby amends its Certificate of Incorporation as follows:

         Section I of Article FOURTH of the Certificate of Incorporation is hereby amended to read, in its entirety, as follows:

         FOURTH:  CAPITALIZATION

         SECTION I. AUTHORIZED CAPITAL. The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000 shares, consisting of 35,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

         THIRD: The written amendment effected herein has been duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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         IN WITNESS WHEREOF, the undersigned has executed this certificate and affirms that the statements made herein are true under the penalties of perjury this 31st day of March, 1999.


                                        SUPERIOR TELECOM INC.


                                        By:  /s/ Debra F. Minott
                                             -----------------------------------
                                             Name:  Debra F. Minott
                                             Title: Senior Vice President and
                                                    General Counsel